EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS FIRST QUARTER 2009 RESULTS AND DECLARES DIVIDEND
FFO Per Share Exceeds Wall Street Analysts’ Mean Estimate

ROCHESTER, NY, MAY 6, 2009 – Home Properties (NYSE:HME) today released financial results for the first quarter ending March 31, 2009.  All results are reported on a diluted basis.

“Positive revenue and net operating income growth in the first quarter of 2009 place Home Properties among the highest performers in the apartment REIT sector in a very challenging economic environment,” said Edward J. Pettinella, Home Properties President and CEO.  “Our lower price point apartments and strong geographic footprint position us well to outperform the sector as we did in the period from 2001 to 2004 during the last recession.”

Earnings per share ("EPS") for the quarter ended March 31, 2009 was $0.33, compared to $0.79 for the quarter ended March 31, 2008.  The $0.46 decrease in EPS is primarily attributable to a $16.3 million decrease in gain on disposition of property combined with a $3.6 million increase in loss from discontinued operations.  Three properties were sold in the first quarter of 2009 for a gain of $13.5 million.  The sale of seven properties in the first quarter of 2008 produced a gain of $29.8 million.

For the quarter ended March 31, 2009, Funds From Operations ("FFO") was $35.9 million, or $0.79 per share, compared to $35.8 million, or $0.78 per share, for the quarter ended March 31, 2008.  First quarter 2009 FFO of $0.79 per share was at the midpoint of the guidance range provided by management and exceeded analysts’ mean estimate, as reported by Thomson, by $0.01 and equates to a 2.0% increase from the prior year.  A reconciliation of GAAP net income to FFO is included in the financial data accompanying this news release.

The EPS and FFO earnings discussed above include the amortization of the debt discount which is included in interest expense for both years in accordance with FSP APB 14-1, Convertible Debt Instruments, which became effective January 1, 2009 and requires retrospective application.

First Quarter Operating Results

For the first quarter of 2009, same-property comparisons (for 104 "Core" properties containing 35,360 apartment units owned since January 1, 2008) reflected an increase in total revenues of 1.6% compared to the same quarter a year ago.  Net operating income ("NOI") increased by 0.8% from the first quarter of 2008.  Property level operating expenses increased by 2.6% for the quarter primarily due to increases in natural gas heating costs, personnel, real estate taxes and snow removal costs, which were partially offset by a reduction in insurance and property management general and administrative costs.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

Average physical occupancy for the Core properties was 94.4% during the first quarter of 2009, compared to 94.9% during the first quarter of 2008.  Average monthly rental rates, including utility recoveries, increased 2.4% compared to the year-ago period.

On a sequential basis, compared to the 2008 fourth quarter results for the Core properties, total revenues were up 0.2% in the first quarter of 2009, expenses were up 2.1%, and net operating income was down 1.3%.  Average physical occupancy decreased 0.5% to 94.4%, and average monthly rental rates including utility recoveries were 1.1% higher.  The sequential expense growth can be attributed to the typical seasonality of higher natural gas heating and snow removal costs incurred in the first quarter.

Occupancies for the 1,029 net apartment units acquired/developed between January 1, 2008 and March 31, 2009 (the “Recently Acquired Communities”) averaged 90.9% during the first quarter of 2009, at average monthly rents of $1,170.

Acquisitions/Dispositions

There were no acquisitions during the first quarter of 2009, and there are currently no plans to acquire properties for the remainder of the year.

During the first quarter of 2009, as previously reported, the Company sold three properties for $68 million, producing approximately $25 million in net proceeds after mortgage payoffs and closing costs.  A gain on sale of approximately $13.5 million was recorded in the first quarter of 2009 related to this sale.

Capital Markets Activities

As of March 31, 2009, the Company’s ratio of debt-to-total market capitalization was 62.2% (based on a 3/31/2009 stock price of $30.65 to determine equity value), with $75.5 million outstanding on its $140 million revolving credit facility and $8.3 million of unrestricted cash on hand.  Total debt of $2.3 billion was outstanding, at rates of interest averaging 5.5% and with staggered maturities averaging approximately six years.  Approximately 94.2% of total indebtedness is at fixed rates.  Interest coverage averaged 2.2 times during the quarter, and the fixed charge ratio averaged 2.1 times for the quarter.

The Company did not repurchase any of its common shares during the first quarter.  As of March 31, 2009, the Company has Board authorization to buy back up to approximately 2.3 million additional shares of its common stock or Operating Partnership Units, although it has no current plans to do so.

Outlook

For 2009, the Company has reconfirmed the $3.16 midpoint of its guidance while tightening the range to $3.07 to $3.25 per share from $3.04 and $3.28.  The new range will produce FFO per share growth of -11.1% to -5.9% when compared to 2008 results as restated for FSP APB 14-1.  This guidance range reflects management’s current assessment of economic and market conditions.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

The quarterly breakdown for the 2009 guidance on FFO per share results is unchanged and is as follows:  Second quarter $0.77 to $0.83; third quarter $0.76 to $0.82; fourth quarter $0.75 to $0.81.

Dividend Declared

On May 5, 2009, Home Properties (NYSE:HME) declared a regular cash dividend on the Company’s common shares of $0.67 per share for the quarter ended March 31, 2009.  The cash dividend is payable on May 27, 2009 to shareholders of record on May 15, 2009 and is equivalent to an annualized rate of $2.68 per share.  The current annual dividend represents a 6.9 percent yield based on Monday’s closing price of $38.82.  Home Properties’ common stock will begin trading ex-dividend on May 13, 2009.

Supplemental Information

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt and new development.  The supplemental information is available via the Company's Web site through the "Investor" section, e-mail or facsimile upon request.

First Quarter 2009 Earnings Conference Call

The Company will conduct a conference call and simultaneous webcast tomorrow at 11:00 AM Eastern Time to review and comment on the information reported in this release.  To listen to the call, please dial 800-954-0647 (International 212-231-2901).  An audio replay of the call will be available through May 13, 2009, by dialing 800-633-8284 or 402-977-9140 and entering the passcode 21412429.  The Company webcast, which includes audio and a slide presentation, will be available, live at 11:00 AM and archived by 1:00 PM, through the "Investors" section home page of its Web site, www.homeproperties.com.

Second Quarter 2009 Earnings Release and Conference Call

The second quarter financial results are scheduled to be released after the stock market closes on Thursday, August 6, 2009.  A conference call, which will be simultaneously webcast, is scheduled for Friday, August 7, at 11:00 AM Eastern Time and is accessible following the above instructions.  The passcode for that replay will be 21412430.

Second Quarter 2009 Conference/Event Schedule

Home Properties is scheduled to participate in REITWeek 2009: NAREIT’s Investor Forum® from June 3-5, 2009 in New York, N.Y.  Management will present information and answer questions about its operations at the conference.  Details on how to access the presentation and related materials will be available at www.homeproperties.com in the “Investors” section under “News & Market Data/Event Calendar” by June 1, 2009.

This press release contains forward-looking statements.  Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 109 communities containing 37,539 apartment units.  Of these, 36,389 units in 107 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at homeproperties.com.

Tables to follow.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

	Avg. Physical
First Quarter Results:	Occupancy(a)		1Q 2009	1Q 2009 vs. 1Q 2008 % Growth
			Average
			Monthly
	1Q	1Q	Rent /	Rental	Total	Total
	2009	2008	Occ Unit	Rates	Revenue	Expense	NOI
Core Properties(b)	94.4%	94.9%	$1,138	1.8%	1.6%	2.6%	0.8%
Acquisition Properties(c)	90.9%	NA	$1,170	NA	NA	NA	NA
TOTAL PORTFOLIO	94.3%	NA	$1,138	NA	NA	NA	NA

(a)
Average physical occupancy is defined as total possible rental income, net of vacancy, as a percentage of total possible rental income.  Total possible rental income is determined by valuing occupied units at contract rates and vacant units at market rents.

(b)	Core Properties consist of 104 properties with 35,360 apartment units owned throughout 2008 and 2009.

(c)	Acquisition Properties consist of 3 properties with 1,029 apartment units acquired/developed subsequent to January 1, 2008.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)

	Three Months Ended
	March 31
	2009	2008
Rental income	$116,760	$112,937
Property other income	12,444	11,712
Interest income	8	120
Other income	278	192
Total revenues	129,490	124,961
Operating and maintenance	57,163	54,115
General and administrative	5,888	6,220
Interest	30,553	30,016
Depreciation and amortization	30,047	27,473
Total expenses	123,651	117,824
Income from continuing operations	5,839	7,137
Discontinued operations
Income (loss) from operations	(4,288)	(648)
Gain on disposition of property	13,508	29,849
Discontinued operations	9,220	29,201
Net income	15,059	36,338
Net income attributable to noncontrolling interest	(4,157)	(10,686)
Net income available to common shareholders	$10,902	$25,652
Reconciliation from net income available to common shareholders to Funds From Operations:
Net income available to common shareholders	$10,902	$25,652
Real property depreciation and amortization	29,420	27,950
Noncontrolling interest	4,157	10,686
Gain on disposition of property	(13,508)	(29,849)
Loss from early extinguishment of debt in connection with sale of real estate	4,927	1,384
FFO - basic and diluted (1)	$35,898	$35,823

(1)
Pursuant to the revised definition of Funds From Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is defined as net income (computed in accordance with accounting principles generally accepted in the United States of America ("GAAP")) excluding gains or losses from disposition of property, noncontrolling interest and extraordinary items plus depreciation from real property.  In 2009 and 2008, the Company added back debt extinguishment costs which were incurred as a result of repaying property specific debt triggered upon sale as a gain or loss on sale of the property. Because of the limitations of the FFO definition as published by NAREIT as set forth above, the Company has made certain interpretations in applying the definition.  The Company believes all adjustments not specifically provided for are consistent with the definition.  Other similarly titled measures may not be calculated in the same manner.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)
	Three Months Ended
	March 31
	2009	2008
FFO – basic and diluted	$35,898	$35,823

FFO – basic and diluted	$35,898	$35,823
Impairment of real property	-	-
FFO - operating (2)	$35,898	$35,823

FFO – basic and diluted	$35,898	$35,823
Recurring non-revenue generating capital expenses	(7,327)	(7,240)
AFFO (3)	$28,571	$28,583

FFO – operating	$35,898	$35,823
Recurring non-revenue generating capital expenses	(7,327)	(7,240)
AFFO - operating	$28,571	$28,583
Weighted average shares/units outstanding:
Shares – basic	32,668.7	32,211.7
Shares – diluted	32,699.8	32,589.7
Shares/units – basic (4)	45,180.0	45,650.9
Shares/units – diluted (4)	45,211.1	46,028.9
Per share/unit:
Net income – basic	$0.33	$0.80
Net income – diluted	$0.33	$0.79
FFO – basic	$0.79	$0.78
FFO – diluted	$0.79	$0.78
Operating FFO – diluted (2)	$0.79	$0.78
AFFO (3)	$0.63	$0.62
Operating AFFO (2) (3)	$0.63	$0.62
Common Dividend paid	$0.67	$0.66

(2)	Operating FFO is defined as FFO as computed in accordance with NAREIT definition, adjusted for the addback of real estate impairment charges and preferred stock redemption costs.

(3)
Adjusted Funds From Operations ("AFFO") is defined as gross FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $800 and $780 per apartment unit in 2009 and 2008, respectively.  The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

(4)
 Basic includes common stock outstanding plus operating partnership units in Home Properties, L.P., which can be converted into shares of common stock.  Diluted includes additional common stock equivalents.

Home Properties Reports First Quarter 2009 Results
For Immediate Release:  May 6, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	March 31, 2009	December 31, 2008
Land	$511,407	$515,610
Construction in progress, including land	124,933	111,039
Buildings, improvements and equipment	3,201,790	3,245,741
	3,838,130	3,872,390
Accumulated depreciation	(654,732)	(636,970)
Real estate, net	3,183,398	3,235,420

Cash and cash equivalents	8,260	6,567
Cash in escrows	27,566	27,904
Accounts receivable	12,855	14,078
Prepaid expenses	13,695	16,277
Deferred charges	10,233	11,360
Other assets	3,860	5,488
Total assets	$3,259,867	$3,317,094
Mortgage notes payable	$2,067,809	$2,112,331
Exchangeable senior notes	134,649	134,169
Line of credit	75,500	71,000
Accounts payable	23,040	23,731
Accrued interest payable	12,301	10,845
Accrued expenses and other liabilities	28,183	32,043
Security deposits	20,780	21,443
Total liabilities	2,362,262	2,405,562

Stockholders’ equity	649,472	650,778
Noncontrolling interest	248,133	260,754
Total equity	897,605	911,532
Total liabilities and equity	$3,259,867	$3,317,094

Total shares/units outstanding:
Common stock	32,867.9	32,431.3
Operating partnership units	12,388.6	12,821.2
	45,256.5	45,252.5

# # #

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237